Paul Guthrie VP and Chief Legal Officer and Corporate Secretary	7550 Ogden Dale Rd. SE Calgary Alberta T2P 4X9	Tel: (403)319-6184 Paul_Guthrie@cpr.ca

March 7, 2014

Private and Confidential

Laird Pitz
Via email

Dear Laird

I am very pleased to offer you the position of Vice President Security and Risk Management with Canadian Pacific in Calgary Canada reporting to myself.

The details of this offer are as follows:

COMMENCEMENT DATE

April 2, 2014

TOTAL DIRECT COMPENSATION

In this role, the expected value of your total direct compensation package (base salary, STIP and LTIP) will be $756,250 annually, and is comprised of:

Base Salary
Your annual base salary will be $275,000 paid bi-weekly in Canadian dollars.

Short Term Incentive Plan (STIP)
You will be eligible to participate in the Short Term Incentive Plan as it may be amended from time to time. Your target award level will be 60% of your base salary (or $165,000). This annual bonus is comprised of two components, individual and corporate: 25% will be based on your individual performance as measured through the Company’s Performance Management Program and the remaining 75% will be based on the Company’s performance against its corporate targets. Both individual and corporate components have a maximum of 200% of target (i.e., for a total of 120% of base salary). In 2014, you will be eligible for a prorated amount.

Long Term Incentive Program (LTIP)
You will be eligible to participate in the Company’s Long Term Incentive Plan (LTIP). Subject to plan design, as it may change over time and ongoing Board discretion, your target award level will be 115% of base salary (or $316,250), consisting of an allocation of 50% in regular stock options and 50% in performance share units (PSUs). Subject to Board approval, annual grants typically occur in January/February of each year.

OWNERSHIP GUIDELINES

By five (5) years from your start date, you will be required to achieve an ownership level equivalent to two times your annual salary. To help you meet your ownership requirements, the company has a voluntary incentive deferral program. Annually, you may elect to defer all or a portion of your annual bonus payment into DSUs. The Company will provide a 25% match, i.e., one DSU will be awarded for every four DSUs acquired with your bonus deferral. The matched units will only be provided if you are below your ownership level.

VACATION

You are entitled to five weeks’ vacation per year. For 2014, your vacation entitlement will be prorated according to your start date.

FLEX BENEFITS

You will be eligible to participate in CPR’s FlexBenefits through Manulife, our benefits provider. In addition to your core coverage, you will be given individual choices regarding each of the following: life insurances for you and your dependents, long-term disability, health care, dental care and personal travel insurance.

An activation key will be forwarded to you with a link for accessing FlexBenefits on line. You will be given an expiry date by which time you must complete your enrolment. Please see attached summary of benefits.

CANADIAN PACIFIC AUTOMOBILE PLAN
The Automobile Plan allows you to select an automobile up to a value of $48,600 (excluding sales tax, transportation, and license costs). The plan also allows you to exceed this limit but at your own expense.

The Company will obtain a vehicle and make it available for unrestricted use by yourself and immediate family members who reside with you (as well as occasional use by others). The Company will pay or will reimburse you for all maintenance and operating expenses. The vehicle will be replaced after four (4) years or 100,000 kms, whichever comes first. Provision has been made to allow you to purchase the vehicle, if you so wish, when it becomes eligible for replacement or sooner if you leave the employ of the Company, according to the terms of the plan.

As a result of your participation in this plan, you will incur an annual taxable benefit relating to the use of the vehicle in accordance with current tax laws. However, given it is the Company’s objective to promote the use of more fuel efficient, environmentally friendly automobiles, should you select a vehicle that meets the criteria for environmentally friendly vehicles as outlined in the Company’s Executive Automobile Policy, the Company will gross up the Annual Lease Value (ALV) portion of the taxable benefit, based on a percentage of the ALV calculation.

Upon relocation to Canada, please contact Doug Rasmussen at Pattison Leasing (403) 301-2407 to arrange for your vehicle. Please note that depending on the vehicle selected, it may take up to 6 months from order placement to receive your vehicle, and as a result, to begin taking advantage of this benefit.

RETIREMENT PROGRAMS

You will be enrolled in the Canadian Pacific Defined Contribution (DC) Option of the Canadian Pacific Pension Plan. CP’s competitive DC plan features employer and employee contributions which increase over time based on your combined age and years of service.

The following illustrates DC contribution levels.

In addition, you will be eligible to participate in the Canadian Pacific Railway Company Supplemental Retirement Plan (the Supplemental Plan), which is fully paid by the Company. Supplemental benefits include pension benefits in excess of the Canada Customs and Revenue Agency maximum for the DC pension plan. For your level, this plan provides an additional notional contribution of 6% of your base salary annually.

FLEX PERQUISITIES PROGRAM

You are eligible to participate in the Canadian Pacific Railway Flexible Perquisite Program for senior officers. This program allows you to design the perquisite package best suited to your individual needs (executive automobile, clubs, financial counseling services etc.) within a set annual “flex dollar” amount. Any unused funds at the end of the year are paid out in cash.

EXECUTIVE MEDICAL PROGRAM

You are entitled to an annual executive medical examination. The examination includes a number of tests, which will assist in determining your health status as well as recommending preventative and/or curative measures, thus optimizing your health. The medical information obtained during the examination remains strictly confidential.

EMPLOYEE SHARE PURCHASE PLAN (ESPP)

You can also participate in the Employee Share Purchase Plan (ESPP). Shares may be purchased through payroll deduction and the Company matches a portion of every dollar invested (subject to certain vesting conditions). Participants can contribute between one and ten percent of eligible earnings to the Plan. The Company will contribute 33 cents for every dollar contributed to the Plan on the first 6% of your contributions, on an ongoing basis

EXECUTIVE COMPENSATION CLAWBACK

By signing this offer letter you are agreeing to be bound by the Executive Compensation Clawback Policy. The Corporation may seek reimbursement of incentive compensation paid to you, specifically, where (i) you have received or receive incentive compensation that is based on financial results that are subsequently materially restated or corrected, (ii) through misconduct, you are responsible for causing the need for such restatement or correction, and (iii) your incentive compensation would have been lower based on the restated or corrected results.

The Board may from time to time approve amendments to the Executive Compensation Clawback Policy. If such amendments are made, you will be advised immediately. For further information please see Appendix 1.

RELOCATION

As your new position is located in Calgary, the relocation of you, your family and your household effects will be governed by the Company’s Relocation (Canada) Policy #8801 which can be found under Employee Policies on Rail City.
As a relocating employee, please ensure that the request for Relocation Form (Appendix II) is returned with your signed acceptance as soon as possible in order to initiate your move. Once returned to us, Brookfield Global Relocation Services (BGRS) will then contact you to initiate the process and answer any questions you might have.

TAX PLANNING AND SETTLEMENT

For application to your specific tax situation, we will provide you with up to 3 hours of consultation with a tax advisor. Please contact Paul Watson, Senior Manager at KPMG at 403-691-8487 to arrange a mutually agreeable time for this consultation if you wish to use this service.

As a result of the complications resulting from the preparation of tax returns during the year of transfer, the Company is prepared to provide you with professional assistance in completing your tax returns for the transition year and the following tax year. The Company will not compensate you for any increased income tax burden arising from the assignment.

Due to different tax filing deadlines between the US and Canada, and the manner in which source tax deductions are made, there may be a potential allocation of tax liabilities between the two countries causing an amount owing to one jurisdiction while a refund is expected in the other, which can only be determined upon filing of all appropriate returns. The Company will offer a temporary advance of funds to you to cover the timing of tax liabilities where it is necessary to pay the tax liability owing to one jurisdiction in anticipation of a refund from the other. However, this advance will generally be limited to the amount of anticipated refund as such terms are intended to cover timing differences, but not to finance your net personal tax liability. A copy of this advance of funds for taxes is attached as Appendix III to this letter.

WORK PERMIT

This offer is conditional upon your obtaining a work permit in Canada. Until such time that a work permit is secured, you will perform your duties from your current location. You agree to provide such information as required, and Canadian Pacific agrees to arrange for your application to be sent to Canadian Immigration Authorities. This process may take up to six months.

In order to expedite your work permit application, please also provide copies of the following documents when you submit your signed acceptance to this offer:
•Passports
•Degrees
•Marriage certificate

ADDITIONAL TERMS AND CONDITIONS OF EMPLOYMENT

Welcome to CP” Presentation
After your start date, you are invited to access “RailCity”, CP’s Intranet site, where you can view information about our company, our policies and learn about our benefits. To view the “Welcome to CP” presentation on “RailCity”, click on the “Employee” tab and choose “New Employee”. If you have any difficulties accessing the site please contact our HR Service Centre at 1-866-319-3900 or hr-help@cpr.ca

Terms and Conditions of Employment
As a condition of employment, you will be required to read CP’s Code of Business Ethics and electronically sign an acknowledgement that you have read and agree to adhere to the Code of Business Ethics. You will be provided with mandatory on-line training on CP’s Code of Ethics after the commencement of your employment with the Company. In addition, your photograph will be posted in our Talent Management database for the purpose of supporting the employee development and succession planning processes.

You acknowledge that you are legally entitled to accept an offer of employment with CP and that you have disclosed to CP any employment agreements with CN relating to non-disclosure, non-compete and non-solicitation.

It is CP’s policy to honor all legally enforceable employment agreements an employee has with third-parties, and to respect the intellectual property of third parties. You therefore acknowledge that you will honour all non-solicitation and non-disclosure agreements that you may have with CN and as might otherwise be imposed by law.

Future Relocation
CP is a national organization with an extensive network in Canada and the U.S. Based on operational needs; you may be required to relocate to another work location on the system. As well, advancement opportunities may require geographical relocation. Should you be faced with either situation, notice of the need to relocate and assistance to do so will be provided to you in accordance with corporate relocation policies.

Obtaining or Maintaining Qualification
Provided you are medically fit for safety-critical positions, you may be required to obtain a certification or to maintain your current certification / qualification as locomotive engineer or conductor, as you may be called upon to operate trains as and when required. This may involve operating trains away from your normal work location.

Security Clearance

As a condition of employment, you will be required to pass a medical examination and a security clearance, both of which will be arranged at your convenience following your acceptance of this offer. This offer of employment is conditional upon the results.

This offer of employment is submitted to you for acceptance, and is valid through March 19, 2014. Please sign and return the enclosed copy of this letter, the completed appendices and copies of the required documents and the completed application information form on or before that date to:

Kathie Brown
AVP Total Compensation
Canadian Pacific
7550 Ogden Dale Road SE
Calgary AB T2C 4X9
e-mail: kathie_brown@cpr.ca

If you have any questions regarding your benefits and other entitlements related to this offer of employment, please call Kathie Brown at (403) 319-6455.

Welcome to Canadian Pacific Laird, I am excited about working with you on the many opportunities facing our organization. I look forward to your creative input, fresh perspective and positive contribution.

I am confident that your skills will complement our team and that your career with CP will be challenging and rewarding. We hope that you will join us!

Sincerely,

/s/ Paul Guthrie

Paul Guthrie
VP Chief Legal Officer & Corporate Secretary.

Appendix I

Executive Compensation Clawback Policy

The Board of Directors may determine that incentive compensation paid to a senior executive or former senior executive should be reimbursed to the Company in circumstances where:

1.
The incentive compensation paid to the senior executive or former senior executive was predicated upon the achievement of financial results that were subsequently materially restated or corrected, in whole or in part; and

2.
The senior executive or former senior executive engaged in gross negligence, fraud or intentional misconduct that caused or partially caused the need for such restatement or correction, as admitted by the senior executive, or, in the absence of such admission, as determined by the Board acting reasonably; and

3.	The incentive compensation paid to the senior executive or former senior executive would have been lower based on the restated or corrected results.

Intentional misconduct includes (but is not limited to) acts or omissions that are not in good faith or which are a knowing violation of a law, and can also include conscious inaction, where no corrective measures were taken to avoid or rectify a material decision made, which resulted in financial harm to the Company.

In such an instance, reimbursement of all or a portion of the applicable incentive compensation paid to the senior executive or former senior executive under the Company’s incentive plans will be sought, as permitted by applicable laws and to the extent the Board determines, in its sole discretion, that it is in the best interest of the Company to so require reimbursement (including to ensure compliance with applicable laws).

If it is determined recovery should be sought, the Board may pursue all reasonable legal and other remedies to recover the applicable incentive compensation, including, without limitation, by: (i) seeking repayment from the senior executive or former senior executive; (ii) reducing the amount that would otherwise be payable to the senior executive under a Company plan; (iii) reducing or withholding future equity grants, bonus awards, or salary increases; or (iv) taking any combination of these actions. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.